Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2620	Contact: Janet G. Keckeisen Vice President, Investor Relations (972) 233-1700
Press Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS – May 18, 2022 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of nineteen cents ($0.19) per share on its common stock, payable on June 16, 2022 to stockholders of record at the close of business on June 6, 2022.

Kronos Worldwide also announced that at its 2022 annual stockholder meeting held today its stockholders had:

•	elected each of Loretta J. Feehan, Robert D. Graham, John E. Harper, Meredith W. Mendes, Cecil H. Moore, Jr., Thomas P. Stafford, and R. Gerald Turner as a director for a one year term; and
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2022 annual stockholder meeting.
Following the annual meeting of stockholders, today the Kronos Worldwide board of directors increased the size of the board from seven to nine and elected R. Colin Gouveia and James M. Buch to fill the newly created vacancies.  The board of directors also appointed Mr. Gouveia to serve on its audit committee.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

* * * * *